Bingham McCutchen LLP

2020 K Street NW

Washington, DC

20006-1806

www.bingham.com

August 31, 2012

Nuveen Municipal Value Fund, Inc.

333 West Wacker Drive

Chicago, IL 60606

Re: Nuveen Municipal Value Fund, Inc. (File Nos. 333-166840 and 811-05120)

Dear Ladies and Gentleman:

We hereby consent to all references to our firm in Post-Effective Amendment No. 6 under the Securities Act of 1933 to the Registration Statement of Nuveen Municipal Value Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Bingham McCutchen LLP